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                                  Exhibit 4.1

                  SIXTH AMENDED LINE OF CREDIT LOAN AGREEMENT
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THIS SIXTH AMENDED LINE OF CREDIT LOAN AGREEMENT (the "Agreement"),  executed as of this 20th day of December, 1999, by and between MIDWEST GRAIN PRODUCTS, INC., a corporation organized under the laws of the state of Kansas and having its principal place of business in Atchison, Kansas ("Borrower"), and Commerce Bank, N.A., a national banking association, having its principal place of business in Kansas City, Missouri ("Bank").

WHEREAS, Borrower desires to establish a line of credit with Bank to provide working capital; and

WHEREAS, Bank desires to extend such line of credit upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I
                                 Line of Credit

Section 1.1. General Terms. Subject to the terms of this Agreement, Bank will lend Borrower, from time to time, until the termination hereof, such sums as Borrower may request, in minimum increments of $100,000, which shall not exceed in the aggregate principal amount at any one time outstanding the sum of Twenty Million and no/100 Dollars ($20,000,000.00) (the "Line of Credit Loan").

Bank's obligation to lend hereunder may be terminated by Bank at any time in Bank's sole discretion, or if no such termination is made, then on November 1, 2001. Each advance under the Line of Credit Loan is at the option of Bank and Bank has no obligation to make advances. In addition this Agreement shall be deemed to automatically terminate if the occurrence of an event pursuant to
Section 4.1 causes the Line of Credit Note to become immediately due and payable. The inclusion of monthly interest payments, events of default and an alternate maturity date does not alter the discretionary nature of the line of credit.

Section 1.2. Commitment Fee. Borrower shall pay a fee equal to 1/4% per annum on the unused portion of the Line of Credit Loan. Such fee shall be paid quarterly in arrears.

Section 1.3. Note. Borrower agrees to execute and deliver to Bank the Line of Credit Note to evidence the Line of Credit Loan. Each advance made thereunder, together with each repayment made by Borrower, shall be evidenced by a notation dated the date of the advance or repayment and recorded by Bank on the schedule appearing on the reverse side of or attached to the Line of Credit Note. The
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aggregate  unpaid  principal  amount of the Line of Credit Note set forth on the schedule shall be conclusively presumed to reflect the amounts advanced and repaid, and the outstanding principal balance of the Line of Credit Loan.

Section 1.4. Principal Payment.  In the event of a default as defined in Section
4.1 or on November 1, 2001, the principal balance of the Line of Credit Note together with all accrued interest shall become immediately due and payable.

Section 1.5. Interest. If the outstanding balance is less than $500,000, the line of credit shall bear interest at a per annum rate equal to the Prime Rate. If the outstanding balance is $500,000 or greater, the line of credit shall bear interest at the greater of either (1) the Prime Rate, minus 1%, or (2) the Federal Funds Rate plus 1.50%. Interest will be payable monthly, in arrears, and at maturity, whether by acceleration or otherwise. Interest will be computed on the actual days outstanding based upon a year consisting of 360 days.

"Prime Rate" means the Prime Rate of interest established from time to time by Bank and designated as such for its internal convenience, and no representation is made that the Prime Rate is the best, the lowest or a favored rate of interest. The rate of interest, if tied to the Prime Rate, shall change with and be effective on the date of each change in the Prime Rate.

"Federal Funds Rate" means the effective Federal Funds Rate as quoted by the Federal Reserve Bank of New York on a daily basis. The Federal Funds Rate is adjusted daily.

Section 1.6. Purpose. Borrower represents the purpose of the Line of Credit Loan is to provide short term working capital.

Section 1.7. Disbursements. Bank will credit the proceeds of any borrowing hereunder to Borrower's deposit account maintained with Bank.

Section 1.8. Condition of Loans. Any advance under the Line of Credit Note is subject to the condition precedent that no event of default described in Section
4.1 shall have occurred, and that the Line of Credit has not been terminated. Each request for a borrowing under the Line of Credit Note shall be deemed to constitute a representation by Borrower at the time of the request that no event of default as defined in Section 4.1 exists or is imminent and that the representations and warranties of Borrower contained in this Agreement are true in all material respects on or as of the date of borrowing.

                                   ARTICLE II
                         Warranties and Representations

Section 2.1. Good Standing. The Borrower is a corporation duly organized and in good standing, under the laws of the state of Kansas, and has the power to own its property and to carry on its business and is in good standing in each jurisdiction in which the character of the properties owned by it or in which
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the transaction of its business makes such qualifications necessary.

Section 2.2. Authority. The Borrower has full power and authority to enter into this Agreement, to make the borrowing hereunder, and to execute and deliver the Line of Credit Note, all of which has been duly authorized by all proper and necessary corporate action. No consent or approval of stockholders is required as a condition to the validity of this Agreement or the Line of Credit Loan.

Section 2.3. Binding Agreement. This Agreement constitutes, and the Line of Credit Note when issued and delivered pursuant hereto, for value received, will constitute, the valid and legally binding obligations of the Borrower in accordance with all stated terms.

Section 2.4. Litigation. There are no proceedings pending, or, so far as the officers of the Borrower know threatened, which will materially adversely affect the financial condition or operations of the Borrower or any subsidiary.

Section 2.5. No Conflicting Agreements. There are no charter, bylaw, or preference stock provisions of the Borrower and no provision of any existing mortgage, indenture, contract or agreement binding on the Borrower or affecting its property, which would conflict with or in any way prevent the execution, delivery, or carrying out of the terms of this Agreement and of the Line of Credit Note.

Section 2.6. Taxes. The Borrower has filed all Federal, State and other tax and similar returns and has paid or provided for the payment of all taxes and assessments due thereunder including, without limitation, all withholding, FICA and franchise taxes.

Section 2.7. Financial Statements. There have been no material changes in the Borrower's financial statements dated June 30, 1999.

                                   ARTICLE III
                                    Covenants

So long as this Agreement remains in effect or as long as there is any principal or interest due on the Line of Credit Note, Borrower agrees as follows:

Section  3.1.  Comply with all Company  Covenants  as defined and  contained  in
Section 5 of the Note Agreement dated as of August 1, 1993, between Borrower and the Principal Mutual Life Insurance Company (the "Principal Agreement") including, but not limited to, the following:

               (a) Current Ratio. Maintain a Current Ratio of not less than 1.50 to 1.00.
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               (b)  Consolidated   Tangible  Net  Worth.  Maintain  Consolidated
          Tangible Net Worth at an amount not less than THE GREATER OF (i) $81,631,000 or (ii) the sum of $81,631,000 plus 50% of Consolidated Net Income for the period from and after September 30, 1999 to the date of determination thereof (considered as a single accounting period).

               (c) Funded Debt. Not permit Consolidated Funded Debt to exceed 60% of total capitalization.

               (d) Debt/Worth. Maintain a ratio of Debt to Tangible Net Worth of not more than 2.50 to 1.00.

               (e) Fixed Charges Coverage Ratio. Maintain at the end of each fiscal quarter a ratio of Net Income Available for Fixed Charges to Fixed Charges for the 4 consecutive quarters then ending of not less than 1.50 to 1.00.

The Company Covenants shall survive any amendment, modification or termination of the Principal Agreement.

Section 3.2 Taxes, etc. Promptly pay all taxes, assessments and other government charges (unless such payments are being contested in good faith).

Section 3.3 Insurance. Maintain insurance on all its properties in such amounts and against such hazards as is customary in Borrower's industry.

Section 3.4 Books and  Records.  Maintain  its books and records and account for
financial   transactions  in  accordance  with  generally  accepted   accounting
principals.

Section 3.5 Financial Reporting. Borrower shall furnish Bank with the following information:

               (a) Its annual audited financial statement within 90 days of its fiscal year-end, in a form and prepared by a certified public accounting firm acceptable to Bank;

               (b) Its quarterly financial statements within 45 days after the end of each quarter; and

               (c) Such other information as Bank may reasonably request from time to time.

Section 3.6 Notification. Notify Bank immediately if it becomes aware of the occurrence of any Event of Default (as defined under Section 4.1 hereof) or of any fact, condition, or event that, only with the giving of notice or passage of time or both, would become an Event of Default, or if it becomes aware of a
material  adverse  change  in  the  business   prospects,   financial  condition
(including,   without   limitation,   proceedings  in  bankruptcy,   insolvency,
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reorganization,  or the  appointment  of a receiver or  trustee),  or results of operations of Company, or the failure of Company to observe any of its undertakings under this Agreement of any other note or agreement binding on Borrower including, but not limited to, the Principal Agreement.


                                   ARTICLE IV
                                    Defaults

Section 4.1. Events of Default. The entire unpaid balance of the Line of Credit Note shall become immediately due and payable without demand, presentment, notice or protest of any kind (all of which are expressly waived), upon the happening of any of the following events of default:

               (a) Nonpayment of any interest or any principal payment owing under the Line of Credit Note whether at maturity or otherwise; or

               (b) If any certificate, statement, representation, warranty or audit furnished by or on behalf of the Borrower in connection with this Agreement, including those contained herein, or as an inducement by Borrower to enter into, modify, extend, or renew this Agreement shall prove to be false in any material respect, or if Borrower shall have omitted the listing of a substantial contingent or unliquidated liability or claim against Borrower or, if on the date of execution of this Agreement there shall have been any materially adverse change in any of the facts disclosed by any such certificate, statement, representation, warranty or audit, which change shall not have been disclosed by Borrower to Bank at or prior to the time of execution; or

               (c)  If  Borrower  shall  default  in  the  due   performance  or
          observance of any covenant undertaken by it under this Agreement; or

               (d) Default in the performance of the obligations of Borrower pursuant to any other note or agreement binding on Borrower including, but not limited to, the Principal Agreement; or

               (e) Borrower shall be adjudicated a bankrupt, or make a general assignment for the benefit of its creditors, or there are instituted by or against Borrower any type of bankruptcy proceedings or any proceeding for the liquidation or the termination of Borrower's affairs, or the appointment of a receiver or trustee for Borrower or for any of Borrower's assets, or a properly filed petition for Borrower's reorganization under the Bankruptcy Code or otherwise is approved, or Borrower files a petition for arrangement under Chapter 11 of the Bankruptcy Code or any similar statute.

               (f) Any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes shall be entered or filed against the Borrower or any Subsidiary or against any
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          of their  respective  property  or  assets  and  remain  unstayed  and undischarged for a period of 60 days from the date of its entry.

Section 4.2. Remedies. If any event of default occurs, Bank may resort to any remedy existing at law or in equity for the collection of the Line of Credit Note and enforcement of the covenants and provisions of this Agreement. Bank's resort to any remedy shall not prevent the concurrent or subsequent employment of any other remedy.

Section 4.3. Waiver. Any waiver of an event of default by Bank shall not extend to or affect any subsequent default. No failure or delay by Bank in exercising any right hereunder shall operate as a waiver nor shall any single or partial exercise of any right preclude any other right hereunder.

                                    ARTICLE V
                                  Miscellaneous

Section 5.1. Amendments. This Agreement may be amended or modified in whole or in part at anytime, if in writing and signed by the parties. Bank may further consent in writing, or give written waiver to any covenant or event which might otherwise create a default.

Section 5.2. Delay, Waiver. No omission or delay on the part of Bank in exercising any right, power, or privilege hereunder shall impair or operate as a waiver thereof, nor shall any single or partial exercise or any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. No waiver by Bank will be valid unless in writing and signed by Bank and then only to the extent specified therein. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which Bank would otherwise have.

Section 5.3. Bank. Whenever in this Agreement reference is made to the Bank, such term shall be deemed for the purpose of benefits, powers, and privileges hereunder to include any firm, person, or corporation who may be the holder from time to time of the Note issued hereunder or a participation therein.

Section 5.4. Governing Law. This Agreement and the Line of Credit Note shall be construed and interpreted in accordance with the laws of the State of Missouri.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT, INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT,
ARE  NOT  ENFORCEABLE.   TO  PROTECT  YOU  (BORROWER)  AND  US  (CREDITOR)  FROM
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MISUNDERSTANDING  OR  DISAPPOINTMENT,  ANY  AGREEMENTS  WE REACH  COVERING  SUCH
MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US EXCEPT AS WE MAY LATER AGREE IN WRITING.


MIDWEST GRAIN PRODUCTS, INC.                COMMERCE BANK, N.A.

By: s/Ladd M. Seaberg____________          By: s/Frederick J. Marston__________
Title: President - CEO____________          Title: VP__________________________
By: s/Robert G. Booe________________
Title: VP-CFO_____________________





































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